Exhibit 99.1

MEDIA CONTACT:	IR CONTACT:	FOR IMMEDIATE RELEASE

Karen Fenwick	Kate Robertson	May 6, 2021
Direct: +44 (0) 1740 608076	Direct: +1 (832) 663-4656

Venator Announces First Quarter 2021 Results;

Demonstrates Strong Start to the Year

First Quarter 2021 Highlights

•	Net loss attributable to Venator of $21 million compared to net income attributable to Venator of $7 million in the prior year period

•	Adjusted EBITDA of $49 million compared to $57 million and $25 million in the first and fourth quarters of 2020, respectively

•	Net cash used in operating activities of $15 million and free cash out flow of $30 million

•	Diluted loss per share of $0.20 and adjusted diluted earnings per share of $0.01

•	Compared to the fourth quarter of 2020, average TiO2 selling prices increased 3% in local currency and TiO2 sales volumes increased 14%

•	During April 2021, we signed an agreement to sell our Water Treatment business to Feralco Group for approximately $6 million cash

	Three months ended
	March 31,		December 31,
(In millions, except per share amounts)	2021	2020	2020
Revenues	$553	$532	$476

Net (loss) income attributable to Venator	$(21)	$7	$(58)
Adjusted net income (loss) attributable to Venator(1)	$1	$12	$(13)
Adjusted EBITDA(1)	$49	$57	$25

Diluted (loss) earnings per share (4)	$(0.20)	$0.07	$(0.54)
Adjusted diluted earnings (loss) per share(1)	$0.01	$0.11	$(0.12)

Net cash (used in) provided by operating activities	$(15)	$(58)	$34
Free cash flow(3)	$(30)	$(85)	$13

See end of press release for footnote explanations

WYNYARD, UK - Venator Materials PLC (“Venator”) (NYSE: VNTR) today reported first quarter 2021 results with revenues of $553 million, net loss attributable to Venator of $21 million, adjusted net income attributable to Venator of $1 million and adjusted EBITDA of $49 million.

Simon Turner, President and CEO of Venator, commented:

“We have seen a strong start to the year and our first quarter results are encouraging. Demand was robust across all products and regions and we delivered approximately $9 million of benefit from our 2020 business improvement program.

TiO2 fundamentals are favorable; in the first quarter our average selling prices increased 3% in local currency compared to the fourth quarter of 2020. We expect to see higher raw material and input costs during the year; however, we believe strong market conditions will enable us to manage margins through further TiO2 selling price increases.

Our Performance Additives segment EBITDA improved by $8 million compared to the fourth quarter of 2020. Positive construction and home improvement trends continued in the first quarter, and we saw further recovery for products used in automotive end markets.

During April 2021, we signed an agreement to sell our Water Treatment business to Feralco Group for approximately $6 million. They are a more natural long-term owner of the business, which will benefit its customers and associates. This divestiture enables Venator to unlock value from a non-core element of our enterprise.”

Segment Analysis for 1Q21 Compared to 1Q20

Titanium Dioxide

The Titanium Dioxide segment generated revenues of $414 million for the three months ended March 31, 2021, an increase of $12 million, or 3%, compared to the same period in 2020. The increase was primarily due to a 6% favorable impact from foreign currency translation, primarily between the Euro and the U.S. Dollar, partially offset by a 1% decline in TiO2 sales volumes, a 1% decrease in average local currency selling prices and a 1% unfavorable impact due to mix and other.

Adjusted EBITDA for the Titanium Dioxide segment was $40 million for the three months ended March 31, 2021, a decrease of $6 million, or 13%, compared to the same period in 2020. The decrease was primarily attributable to an $11 million increase from higher raw material, energy and shipping costs, partially offset by $5 million of benefits from our 2020 business improvement program and $3 million net benefit from foreign currency translation.

Performance Additives

The Performance Additives segment generated revenues of $139 million for the three months ended March 31, 2021, an increase of $9 million, or 7%, compared to the same period in 2020. The increase was primarily attributable to a 4% favorable impact of foreign currency translation, primarily between the Euro and the U.S. Dollar, a 2% favorable impact of mix and other and a 1% increase in volumes.

Adjusted EBITDA for the Performance Additives segment was $23 million for the three months ended March 31, 2021, an increase of $1 million, or 5%, compared to the same period in 2020. The increase was primarily attributable to the increase in sales during the period and $2 million of benefits from our 2020 business improvement program, partially offset by the negative overall impact of foreign currency translation on our costs.

Corporate and other

Corporate and other represents expenses which are not allocated to our segments. Losses from Corporate and other were $14 million in the three months ended March 31, 2021, or $3 million higher compared to the same period in 2020. This was primarily due to an increase in personnel costs in the first quarter of 2021 compared to the same period of 2020, driven by the timing of payments, and an unfavorable variance in foreign exchange rates compared to the prior year, partially offset by $2 million of benefit from our 2020 business improvement program.

Tax Items

We recorded income tax expense of $5 million for the three months ended March 31, 2021 and a $2 million benefit for the three months ended March 31, 2020. Our adjusted effective tax rate was 35% for both the three months ended March 31, 2021 and the same period in 2020.

Our income taxes are significantly affected by the mix of income and losses in the tax jurisdictions and valuation allowances in certain jurisdictions in which we operate. In 2021, we expect to see an adjusted effective tax rate of approximately 35%. We continue to expect our adjusted effective tax rate in the long-term will be approximately 15% to 20%.

Liquidity and Capital Resources

As of March 31, 2021, we had $434 million of total liquidity. This includes cash and cash equivalents of $187 million and $247 million of availability under our existing asset-based revolving credit facility. At the end of the first quarter, net debt was $769 million compared to $737 million as of December 31, 2020.

Capital expenditures totaled $12 million in the first quarter of 2021. We expect total capital expenditures in 2021 to be approximately $75 million to $85 million.

Earnings Conference Call Information

We will hold a conference call to discuss our first quarter 2021 results on Thursday, May 6, 2021 at 8:00 a.m. ET.

Call-in numbers for the conference call:
U.S. participants	1-833-366-1118
International participants	1-412-902-6770
(No passcode required)

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN and separate call-in number to gain immediate access to the call and bypass the live operator. To pre-register, please go to:

https://dpregister.com/sreg/10153214/e4f55fbc56

Webcast Information

The conference call will be available via webcast and can be accessed from the company’s website at venatorcorp.com/investor-relations.

Replay Information

The conference call will be available for replay beginning May 6, 2021 and ending May 13, 2021.

Call-in numbers for the replay:
U.S. participants	1-877-344-7529
International participants	1-412-317-0088
Passcode	10153214

Upcoming Conferences

During the second quarter of 2021, a member of management is expected to present at Vertical Research Partners 2021 Virtual Conference May 25, 2021, Deutsche Bank's 12th Annual Global Basic Materials Conference (Virtual) on June 9, 2021 and the BMO 2021 Chemicals and Packaging Conference (Virtual) June 23, 2021. A webcast of the presentations, if applicable, along with accompanying materials will be available at venatorcorp.com/investor-relations.

Table 1 — Results of Operations

	Three months ended March 31,
(In millions, except per share amounts)	2021	2020
Revenues	$553	$532
Cost of goods sold	500	471
Operating expenses	44	42
Restructuring, impairment and plant closing and transition costs	14	7
Operating (loss) income	(5)	12
Interest expense, net	(15)	(10)
Other income	5	4
(Loss) income before income taxes	(15)	6
Income tax (expense) benefit	(5)	2
Net (loss) income	(20)	8
Net income attributable to noncontrolling interests	(1)	(1)
Net (loss) income attributable to Venator	$(21)	$7

Adjusted EBITDA(1)	$49	$57
Adjusted net income(1)	$1	$12

Basic (loss) earnings per share	$(0.20)	$0.07
Diluted (loss) earnings per share(4)	$(0.20)	$0.07
Adjusted earnings per share(1)	$0.01	$0.11
Adjusted diluted earnings per share(1)	$0.01	$0.11

Ordinary share information:
Basic shares outstanding	107.1	106.7
Diluted shares(4)	107.7	106.7

See end of press release for footnote explanations

Table 2 — Results of Operations by Segment

	Three months ended
	March 31,		Favorable /
(In millions)	2021	2020	(Unfavorable)
Segment Revenues:
Titanium Dioxide	$414	$402	3%
Performance Additives	139	130	7%
Total	$553	$532	4%

Segment Adjusted EBITDA(1):
Titanium Dioxide	$40	$46	(13)%
Performance Additives	23	22	5%
Corporate and other	(14)	(11)	(27)%
Total	$49	$57	(14)%

See end of press release for footnote explanations

Table 3 — Factors Impacting Sales Revenue

	Three months ended
	March 31, 2021 vs. 2020
	Average Selling Price(a)
	Local Currency	Exchange Rate	Sales Mix & Other	Sales Volume(b)	Total
Titanium Dioxide	(1)%	6%	(1)%	(1)%	3%
Performance Additives	—%	4%	2%	1%	7%
Total Company	(1)%	6%	—%	(1)%	4%

(a)	Excludes revenues from tolling arrangements, by-products and raw materials

(b)	Excludes sales volumes of by-products and raw materials

Table 4 — Reconciliation of U.S. GAAP to Non-GAAP Measures

	EBITDA		Net Income (Loss)		Diluted Earnings (Loss) Per Share(1)(4)
	Three months ended		Three months ended		Three months ended
	March 31,		March 31,		March 31,
(In millions, except per share amounts)	2021	2020	2021	2020	2021	2020
Net (loss) income	$(20)	$8	$(20)	$8	$(0.18)	$0.08
Net income attributable to noncontrolling interests	(1)	(1)	(1)	(1)	(0.01)	(0.01)
Net (loss) income attributable to Venator	(21)	7	(21)	7	(0.19)	0.07
Interest expense, net	15	10
Income tax expense (benefit)	5	(2)
Depreciation and amortization	31	28
Business acquisition and integration adjustments	—	1	—	1	—	0.01
Loss on disposal of businesses/assets	—	2	—	2	—	0.02
Certain legal expenses/settlements	1	—	1	—	0.01	—
Amortization of pension and postretirement actuarial losses	3	3	3	3	0.03	0.03
Net plant incident costs	1	1	1	1	0.01	0.01
Restructuring, impairment, plant closing and transition costs	14	7	14	7	0.13	0.06
Income tax adjustments(2)	—	—	3	(9)	0.03	(0.09)
Adjusted(1)	$49	$57	$1	$12	$0.01	$0.11

Adjusted income tax expense(2)			$2	$7
Net income attributable to noncontrolling interests, net of tax			1	1
Adjusted pre-tax income			$4	$20
Adjusted effective tax rate			35%	35%

	EBITDA	Net Income (Loss)	Diluted Earnings (Loss) Per Share(1)
	Three months ended December 31,	Three months ended December 31,	Three months ended December 31,
(In millions, except per share amounts)	2020	2020	2020
Net loss	$(57)	$(57)	$(0.53)
Net income attributable to noncontrolling interests	(1)	(1)	(0.01)
Net loss attributable to Venator	(58)	(58)	(0.54)
Interest expense, net	15
Income tax benefit	9
Depreciation and amortization	29
Business acquisition and integration expenses	—	—	—
Separation gain	(10)	(10)	(0.09)
Gain on disposal of businesses/assets	(1)	(1)	(0.01)
Certain legal expenses/settlements	3	3	0.03
Amortization of pension and postretirement actuarial losses	3	3	0.03
Net plant incident costs	2	2	0.02
Restructuring, impairment, plant closing and transition costs	33	33	0.31
Income tax adjustments(2)	—	15	0.14
Adjusted(1)	$25	$(13)	$(0.12)

Adjusted income tax expense(2)		$(6)
Net income attributable to noncontrolling interests, net of tax		1
Adjusted pre-tax loss		$(18)
Adjusted effective tax rate		35%

  See end of press release for footnote explanations

Table 5 — Selected Balance Sheet Items

	March 31,	December 31,
(In millions)	2021	2020
Cash and cash equivalents	$187	$220
Accounts and notes receivable, net	366	324
Inventories	439	440
Prepaid expenses and other current assets	65	73
Property, plant and equipment, net	907	947
Other assets	369	353
Total assets	$2,333	$2,357

Accounts payable	$303	$262
Other current liabilities	108	126
Current portion of debt	7	7
Long-term debt	949	950
Non-current payable to affiliates	17	17
Other non-current liabilities	352	371
Total equity	597	624
Total liabilities and equity	$2,333	$2,357

Table 6 — Outstanding Debt

	March 31,	December 31,
(In millions)	2021	2020
Debt:
Term Loan Facility	$358	$359
Senior Secured Notes	215	215
Senior Unsecured Notes	372	372
Other debt	11	11
Total debt - excluding affiliates	956	957
Total cash	187	220
Net debt - excluding affiliates	$769	$737

Table 7 — Summarized Statement of Cash Flows

	Three months ended
	March 31,
(In millions)	2021	2020
Total cash at beginning of period	$220	$55
Net cash used in operating activities	(15)	(58)
Net cash used in investing activities	(15)	(27)
Net cash (used in) provided by financing activities	(2)	56
Effect of exchange rate changes on cash	(1)	(1)
Total cash at end of period	$187	$25
Supplemental cash flow information:
Cash paid for interest	$(28)	$(16)
Cash paid for income taxes	—	—
Capital expenditures	(12)	(31)
Depreciation and amortization	31	28

Changes in primary working capital:
Accounts receivable	(50)	(62)
Inventories	(7)	9
Accounts payable	47	(20)
Total cash used in primary working capital	$(10)	$(73)

	Three months ended
	March 31,
(In millions)	2021	2020
Free cash flow(3):
Net cash used in operating activities	$(15)	$(58)
Capital expenditures	(12)	(31)
Other investing activities	(3)	4
Total free cash flow(3)	$(30)	$(85)

Adjusted EBITDA(1)	$49	$57
Capital expenditures excluding cash paid for Pori rebuild	(12)	(30)
Cash paid for interest	(28)	(16)
Cash paid for income taxes	—	—
Primary working capital change	(10)	(73)
Restructuring	(3)	(4)
Pension & other	(22)	(18)
Net cash flows associated with Pori	(4)	(1)
Total free cash flow(3)	$(30)	$(85)

See end of press release for numbered footnote explanations

Footnotes

(1)	Our management uses adjusted EBITDA to assess financial performance. Adjusted EBITDA is defined as net income/loss before interest income/expense, net, income tax expense/benefit, depreciation and amortization, and net income attributable to noncontrolling interests, as well as eliminating the following adjustments: (a) business acquisition and integration expense/adjustments; (b) loss/gain on disposition of businesses/assets; (c) certain legal expenses/settlements; (d) amortization of pension and postretirement actuarial losses/gains; (e) net plant incident costs/credits; and (f) restructuring, impairment, and plant closing and transition costs/credits. We believe that net income is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted EBITDA.

We believe adjusted EBITDA is useful to investors in assessing our ongoing financial performance and provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of our operational profitability and that may obscure underlying business results and trends. However, this measure should not be considered in isolation or viewed as a substitute for net income or other measures of performance determined in accordance with U.S. GAAP. Moreover, adjusted EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the methods of calculation. Our management believes this measure is useful to compare general operating performance from period to period and to make certain related management decisions. Adjusted EBITDA is also used by securities analysts, lenders and others in their evaluation of different companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be highly dependent on a company’s capital structure, debt levels and credit ratings. Therefore, the impact of interest expense on earnings can vary significantly among companies. In addition, the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. As a result, effective tax rates and tax expense can vary considerably among companies. Finally, companies employ productive assets of different ages and utilize different methods of acquiring and depreciating such assets. This can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Nevertheless, our management recognizes that there are limitations associated with the use of adjusted EBITDA in the evaluation of us as compared to net income. Our management compensates for the limitations of using adjusted EBITDA by using this measure to supplement U.S. GAAP results to provide a more complete understanding of the factors and trends affecting the business rather than U.S. GAAP results alone.

In addition to the limitations noted above, adjusted EBITDA excludes items that may be recurring in nature and should not be disregarded in the evaluation of performance. However, we believe it is useful to exclude such items to provide a supplemental analysis of current results and trends compared to other periods because certain excluded items can vary significantly depending on specific underlying transactions or events, and the variability of such items may not relate specifically to ongoing operating results or trends and certain excluded items, while potentially recurring in future periods, may not be indicative of future results.

Adjusted net income (loss) attributable to Venator Materials PLC ordinary shareholders is computed by eliminating the after-tax amounts related to the following from net income/loss attributable to Venator Materials PLC ordinary shareholders: (a) business acquisition and integration expenses/adjustments; (b) loss/gain on disposition of businesses/assets; (c) certain legal expenses/settlements; (d) amortization of pension and postretirement actuarial losses/gains; (e) net plant incident costs/credits; and (f) restructuring, impairment, and plant closing and transition costs/credits. Basic adjusted net income per share excludes dilution and is computed by dividing adjusted net income by the weighted average number of shares outstanding during the period. Adjusted diluted net income per share reflects all potential dilutive ordinary shares outstanding during the period increased by the number of additional shares that would have been outstanding as dilutive securities.

Adjusted net income (loss) and adjusted net income (loss) per share amounts are presented solely as supplemental information. These measures exclude similar noncash items as Adjusted EBITDA in order to assist our investors in comparing our performance from period to period and as such, bear similar risks as Adjusted EBITDA as documented above. For that reason, adjusted net income and the related per share amounts, should not be considered in isolation and should be considered only to supplement analysis of U.S. GAAP results.

(2)	Income tax expense is adjusted by the amount of additional tax expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration our tax structure. We use a normalized effective tax rate of 35%, which reflects the weighted average tax rate applicable under the various jurisdictions in which we operate. This non-GAAP tax rate eliminates the effects of non-recurring and period specific items which are often attributable to restructuring and acquisition decisions and can vary in size and frequency. This rate is subject to change over time for various reasons, including changes in the geographic business mix, valuation allowances, and changes in statutory tax rates.

We eliminate the effect of significant changes to income tax valuation allowances from our presentation of adjusted net income to allow investors to better compare our ongoing financial performance from period to period. We do not adjust for insignificant changes in tax valuation allowances because we do not believe it provides more meaningful information than is provided under GAAP. We believe that our revised approach enables a clearer understanding of the long-term impact of our tax structure on post tax earnings.

(3)	Management internally uses a free cash flow measure: (a) to evaluate the Company’s liquidity, (b) to evaluate strategic investments, (c) to evaluate the Company’s ability to incur and service debt. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow as cash flows provided by (used in) operating activities from continuing operations and used in investing activities. Free cash flow is typically derived directly from the Company’s consolidated statement of cash flows; however, it may be adjusted for items that affect comparability between periods. Free cash flow is presented as supplemental information.

(4)	The potentially dilutive impact of share-based awards was excluded from the calculation of earnings per share for the three months ended March 31, 2021 because there is an anti-dilutive effect as we are in a net loss position.

About Venator

Venator is a global manufacturer and marketer of chemical products that comprise a broad range of pigments and additives that bring color and vibrancy to buildings, protect and extend product life, and reduce energy consumption. We market our products globally to a diversified group of industrial customers through two segments: Titanium Dioxide, which consists of our TiO2 business, and Performance Additives, which consists of our functional additives, color pigments, timber treatment and water treatment businesses. Based in Wynyard, U.K., Venator employs approximately 3,700 associates and sells its products in more than 120 countries.

Social Media:

Twitter: www.twitter.com/VenatorCorp

Facebook: www.facebook.com/venatorcorp

LinkedIn: www.linkedin.com/company/venator-corp

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward looking statements represent Venator’s expectations or beliefs concerning future events, and it is possible that the expected results described in this press release will not be achieved. These forward looking statements are subject to risks, uncertainties and other factors, many of which are outside of Venator’s control, that could cause actual results to differ materially from the results discussed in the forward looking statements, including the impacts and duration of the global outbreak of the COVID-19 pandemic on the global economy and all aspects of our business, including our employees, customers, suppliers, partners, results of operations, financial condition and liquidity, global economic conditions, our ability to maintain sufficient working capital, our ability to access capital markets on favorable terms, our ability to transfer business from our Pori, Finland manufacturing facility to other sites in our manufacturing network, the costs associated with such transfer and the closure of our Pori facility, our ability to realize financial and operational benefits from our business improvement plans and initiatives, changes in raw material and energy prices, or interruptions in raw materials and energy, industry production capacity and operating rates, the supply demand balance for our products and that of competing products, pricing pressures, technological developments, legal claims by or against us, changes in government regulations, including increased manufacturing, labeling and waste disposal regulations and the classification of TiO2 as a carcinogen in the EU, the impacts of climate change and increasing climate change regulations, geopolitical events, cyberattacks and public health crises.

Any forward looking statement speaks only as of the date on which it is made, and, except as required by law, Venator does not undertake any obligation to update or revise any forward looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Venator to predict all such factors. When considering these forward looking statements, you should keep in mind the risk factors and other cautionary statements in Venator’s filings with the US Securities and Exchange Commission, including Venator's Annual Reports on Form 10-K for the year ended December 31, 2020 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2021. The risk factors and other factors noted therein could cause its actual results to differ materially from those contained in any forward looking statement.